Exhibit 3.08

CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

LEHMAN BROTHERS HOLDINGS INC.

Lehman Brothers Holdings Inc., a Delaware corporation (the “Corporation”), having its registered office at The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 4000, in the City of Wilmington, in the County of New Castle, hereby certifies to the Secretary of State of the State of Delaware that:

FIRST:  Article 4.1 of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“4.1         Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is one billion two hundred million (1,200,000,000) shares of common stock with one vote per share, $0.10 par value per share (the “Common Stock”), and thirty-eight million (38,000,000) shares of preferred stock, $1.00 par value per share (the “Preferred Stock”).  Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) or any committee thereof established by resolution of the Board of Directors pursuant to the By-Laws prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.”

SECOND:  Article 6.1 of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“6.1         Number, Election and Term. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws. Each director who is serving as a director on the date of this Restated Certificate of Incorporation shall hold office until the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders, and until his successor shall be elected and shall qualify, subject, however, to prior death, disability, resignation, retirement, disqualification or removal from office. At each annual meeting of stockholders after the date of this Restated Certificate of Incorporation, directors elected at such annual meeting shall hold office until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

THIRD:  The Board of Directors of the Corporation by requisite vote adopted resolutions which set forth the foregoing amendments to the Restated Certificate of Incorporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware, declaring that the amendments to the Restated Certificate of Incorporation as proposed were advisable and directing that they be considered at the next annual meeting of the stockholders of the Corporation.

FOURTH:  The amendments have been consented to and authorized and approved by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, and have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:  This Certificate of Amendment of the Restated Certificate of Incorporation shall be effective on filing.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this Certificate to be signed on this 5th day of April 2006 in its name and on its behalf by Jeffrey A. Welikson, its Secretary, pursuant to Section 103 of the General Corporation Law of the State of Delaware.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ JEFFREY A. WELIKSON
Name:	Jeffrey A. Welikson
Title:	Secretary